Exhibit 10.1
Countrywide Financial Corporation
Overview of Compensation Arrangements for Contract Extension for Angelo Mozilo

Background
Angelo Mozilo’s current employment agreement is set to expire on December 31, 2006. The Board of Directors desires to extend Mr. Mozilo’s term as CEO for an additional three years to December 31, 2009. This document summarizes the revised compensation arrangements approved by the Compensation Committee and the Board with respect to Mr. Mozilo’s service as CEO. The parties intend that Mr. Mozilo’s employment agreement be amended accordingly, with the remaining provisions of his agreement remaining substantially the same. In particular, Mr. Mozilo is expected to remain a director of the Company through 2011, as contemplated under his current agreement.
Base Pay
Base pay will be $1,900,000, with annual reviews of potential changes.
Annual Bonus
Target bonus will be $4,000,000, and the maximum annual bonus opportunity will be 250% of target ($10,000,000). The performance metrics will be ROE and Net Income. Targeted performance will generally be set at 50th percentile performance expectations among the peer group, and the maximum payout will be attainable upon achievement of 90th percentile performance expectations among the peer group. Performance requirements will be recalibrated annually in response to changing financial conditions.
In order to preserve full deductibility of potential payments under the bonus program, any amount payable in one year exceeding the applicable cap will be deferred until the earliest point at which payment could be made in a fully deductible manner.
Long-Term Incentives
Targeted grant-date value will be equal to $10,000,000. The award value will be split equally between stock appreciation rights (SARs) and performance-based restricted stock units (RSUs). Vesting of RSUs will be contingent on achievement of the ROE target.
Reimbursement of Foregone SERP Benefits
Mr. Mozilo would have been eligible for a SERP benefit of $3 million per year upon his retirement as CEO. In exchange for extending his term as CEO, the Company will reimburse

Mr. Mozilo for his foregone SERP benefits in the amount of $10,000,000. The reimbursement amount will become vested 33% per year, with 50% of the reimbursement value guaranteed, and 50% predicated on attaining 50th percentile total shareholder return performance of the S&P Financial Services Index.
Possible Extension of CEO Term
At least six months prior to the end of the contract term the parties can agree to extend Angelo’s term as CEO, upon such terms as are mutually acceptable.
Consent to the design parameters described in this Term Sheet acknowledged by:

/s/ Angelo R. Mozilo	/s/ Michael Dougherty
Angelo R. Mozilo	Michael Dougherty, on behalf of Countrywide Financial’s Compensation Committee and Board of Directors

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